EXHIBIT 2.3(B)

                         AMENDMENT TO MERGER AGREEMENT

      THIS AMENDMENT TO MERGER AGREEMENT (the "Amendment") is executed effective as of the 22nd day of September, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), COLONIAL PROCESS SERVICE & EQUIPMENT CO., INC., a Delaware corporation and successor-by-merger to Colonial Acquisition, Inc., Colonial Process Equipment Co., Inc. and Colonial Service Company, Inc., and MARTIN T. DOONEY, an individual residing in Massachusetts. All defined terms contained herein shall have the same meanings as contained in that certain Merger Agreement dated effective July 9, 1998, executed by Invatec, Colonial Acquisition, Inc., Colonial Process Equipment Co., Inc., Colonial Service Company, Inc. and Mr. Dooney (the "Merger Agreement"), except as otherwise specifically indicated herein.

      WHEREAS, each of the parties has determined that it is in his or its best interest to modify the terms of the Merger Agreement to provide for an adjustment to the value of the Invatec Common Stock delivered as part of the Acquisition Consideration, as hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      i. The following subparagraph (C) is added to PARAGRAPH 5 of the Merger
Agreement:


            "(C) ADJUSTMENT. Notwithstanding the foregoing or any provision hereof to the contrary, if the Current Market Price as of the one year anniversary of the Effective Time (the "Subsequent Measurement Date") is less than Seven and 31/100 Dollars ($7.31) (the "Agreed Closing Value of Invatec Stock"), then Invatec will pay the Stockholder for each share of Invatec Common Stock issued to him in the Acquisition (after giving effect to any adjustment pursuant to this PARAGRAPH 5) and still owned by the Stockholder as of the Subsequent Measurement Date, the amount by which the Agreed Closing Value of Invatec Stock exceeds the greater of (a) the Current Market Price as of the Subsequent Measurement Date or (b) Two Dollars and 50/100 ($2.50). The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to the Stockholder greater than Four and 81/100 Dollars ($4.81) per share of Invatec Common Stock. At least one-half of the payment, if any, to be made by Invatec pursuant to this PARAGRAPH 5(C) shall be made by Invatec issuing to the Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date. The Parties acknowledge and agree that no payment shall be due from Invatec with respect to any shares of Invatec Common Stock sold prior to the expiration of one year from the date of the Merger Agreement."


      ii. PARAGRAPH 7(B) of the Merger Agreement is hereby amended by deleting the following:

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      "TRANSFER RESTRICTIONS. The Stockholder hereby agrees that except for transfers to immediate family members who agree to be bound by the restrictions set forth in this PARAGRAPH 7(B) (or trusts for the benefit of the Stockholder or family members, or trusts in which the Stockholder is both the grantor and the beneficiary, the trustees of which so agree), for a period of twelve (12) months from the Closing Date, the Stockholder will not sell, assign, exchange, transfer, appoint, or otherwise dispose of any of the shares of Invatec Common Stock received by the Stockholder pursuant to this Agreement. The certificates evidencing the Invatec Common Stock delivered to the Stockholder pursuant to this Agreement which are subject to this restriction will bear a legend substantially in the form set forth below and containing such other information as Invatec may deem necessary or appropriate:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF INVATEC, AND INVATEC SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE EXPIRATION OF TWELVE (12) MONTHS FROM THE DATE OF THIS CERTIFICATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, INVATEC AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

      3. The parties hereby acknowledge and agree that the closing price of the Invatec Common Stock as of September 21, 1998, was Three and 75/100 Dollars ($3.75).

      4. All other terms, conditions and covenants contained in the Merger Agreement shall remain in full force and effect except as expressly amended herein. The parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except as the same are expressly amended hereby.

      5. Each of the undersigned representatives of each party hereto represents and warrants that his signature constitutes the valid and binding act of such party, and that he has been duly authorized, empowered and directed to execute and deliver this Amendment.

      6. This Amendment embodies the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the parties. This Amendment, when executed by the parties hereto, shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and assigns.

      7. This Amendment may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and

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the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Amendment.

      IN WITNESS WHEREOF, this Amendment has been executed and delivered to be effective as of the date first set forth above.

                  INNOVATIVE VALVE
                  TECHNOLOGIES, INC.


                  By: _________________________________
                        Charles F. Schugart,
                        Senior Vice President

                  COLONIAL PROCESS EQUIPMENT
                  & SERVICE CO., INC.


                  By: _________________________________
                        Charles F. Schugart,
                        Senior Vice President


                  ______________________________________
                  MARTIN T. DOONEY

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